Exhibit 10.2

Extreme Networks, Inc.

September 13, 2012

Dear Oscar:

The Compensation Committee has approved modifications to the terms of the Offer of Employment, dated July 29, 2010, between you and Extreme Networks, Inc. (the “Company”).

Commencing on November 15, 2012, you will receive a semi-monthly salary of $21,833.33 (which equates to $524,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures. In addition, your annual target for your participation in the Company’s Executive Incentive Plan will be 110% of your annual base salary.

You shall be required to work in the State of Florida for the benefit and convenience of the Company to establish an office presence for the Company in Florida, and such office shall constitute a Company place of business. At the Company’s discretion, however, you shall be required to travel to other Company locations, including its headquarters in Santa Clara, California as necessary. In connection with the relocation, you intend to retain your primary residence in the State of Florida and agree to indemnify and hold harmless the Company against any suits, claims or costs associated therewith.

Other than as set forth herein, your Offer of Employment remains unchanged.

The parties intend for this letter either to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or to be exempt from the application of Section 409A, and this letter shall be construed and interpreted accordingly. If this letter either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this letter in a timely manner so that this Letter either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. Notwithstanding any provision in this letter to the contrary, in the event you are a “specified employee” as defined in Section 409A, any severance benefits, or other amounts payable under this letter, that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) shall be delayed by six months such that the first payment is made no earlier than the first date of the seventh month following the date of your separation from service (or the date of your death, if earlier).

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051.

This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company.

Sincerely,

/s/ Charles P. Carinalli
Charles P. Carinalli, Compensation Committee Extreme Networks, Inc.

Acknowledged and Agreed,

/s/ Oscar Rodriguez
Oscar Rodriguez